        Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contact:    Al Scott
        (847) 402-5600

Allstate Elects Monica Turner to Board of Directors

NORTHBROOK, Ill., Feb. 1, 2023 – The Allstate Corporation (NYSE: ALL) announced that Monica Turner, 57, President, North America, at Procter & Gamble (NYSE: PG), has been elected to Allstate’s board of directors, effective Feb. 1. As of that date, Allstate’s board will have 12 directors.

“Monica’s extensive strategic expertise with consumer-focused brands and outstanding operational leadership capabilities will enhance the value added by our board,” said Tom Wilson, Allstate Chair, President and CEO. “She will add invaluable perspective as we build the future of protection with a wide range of products that are simple, affordable and connected.”

“Allstate is one of America’s iconic and trusted brands, with forward-thinking leaders and a terrific board,” said Turner. “I look forward to being part of the success of building on Allstate’s legacy of operational excellence and innovation.”

Procter & Gamble is one of the world’s largest consumer goods companies with one of the strongest portfolios of trusted, quality, leadership brands. As President of North America, Turner is responsible for P&G’s largest and most profitable region, serving 370 million customers in the U.S., Canada and Puerto Rico. She is also a member of P&G’s Global Leadership Council. She joined the Cincinnati-based company in 1987, and has served in a wide range of roles with increasing responsibility across nearly all of P&G’s business units.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

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